UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of  the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

MR3 Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32343	62-0259003
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

435 Brannan Street, Suite #200, San Francisco, California 94107
(Address of principal executive offices)

Registrant's telephone no., including area code: (415) 947-1090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 30, 2005, MR3 Systems, Inc (“MR3” or the ”Company”) entered into a Stock Purchase and Loan Option Agreement (“Agreement”) with MRD Holdings Inc. (“MRD”), a Delaware corporation, with its corporate address located at The Naaman’s Building Suite 206, 305 Silverside Road, Wilmington, Delaware. The Agreement is subject to a mutually agreeable schedule and structure for the payment of the $1 million purchase by MRD.

In 2004, MR3 entered into a Memorandum of Understanding with Swift Capital, an investment arm of Sino Capital Foundation.  The MOU provides the framework for Swift Capital to perform due diligence on MR3 for the purpose of providing long-term financial investment into the Company.  Sino Capital Foundation is a global conglomerate owning petroleum, energy, mining, and banking assets in Asia, Southeast Asia, and Europe.  The Company and Sino Capital intend to structure a long-term partnership in which Sino Capital will provide funding for MR3 operations in the US, contracts for MR3 technology applications in Asia and Europe, and long-term financing for joint projects. MRD was formed by Swift Capital in May 2005 as a private company primarily for the purpose of supporting these objectives.

Subject to the terms and conditions of the Agreement and its related exhibit documents, the Company sold 400,000 shares of Series B Convertible Preferred Stock, pursuant to a private sale of its securities to MRD, at a per share price of $2.50 for the aggregate sum of $1 million.

On June 15, 2005, the parties agreed to the schedule and structure for the funding of the $1 million stock purchase as follows:

i.	MRD agreed to repay $328,000 previously advanced to the Company pursuant to a series of promissory notes by Sincere Investments Limited.

ii.	MRD agreed to provide the balance of the $672,000 on a monthly installment basis for a three month period commencing in June 2005, pursuant to a spending plan mutually agreed to by the parties.

Each share of Series B Preferred Stock is convertible into Common Shares of the Company at the rate of twenty-five (25) Common Shares for each share of Series B Preferred. At the time of purchase, the Company had 70,242,963 Common Shares issued and outstanding. In the event that all 400,000 Series B Preferred Shares were immediately converted to Common Shares, the total amount of Common Shares issued and outstanding would amount to 80,242,963, with MRD owning 12.46% of that amount. In consideration of its purchase of the 400,000 Preferred Shares, MRD may designate a qualified individual for appointment to the Company’s Board of Directors, subject to ratification at the Company’s annual meeting of shareholders.

At closing of the stock sale transaction, the Company also authorized and issued to MRD a ninety-day option (“Option”) to purchase from the Company in any combination, (a) Notes in the maximum aggregate principal amount of $4.5 million, and/or (b) 2,534,090 shares of Series B Preferred Stock, par value of $.01 per share, with a purchase price of approximately $1.78 per share. Should the Investor elect to convert the Notes into Series B Preferred Stock, then the number of shares of Preferred Shares, when converted into Common Stock and when combined with the Preferred Shares purchased at the Initial Closing, shall constitute, upon issuance, 51.0% of the issued and outstanding voting and capital stock of the Company. MRD has the right, but not the obligation to exercise its Option within the allocated ninety-day period.

At closing of the aforementioned $4.5 million Option transaction, if so exercised by MRD, the Company is further obligated to issue to MRD a warrant representing MRD’s continuing right to purchase that number of shares of common stock of the Company representing 51% of the total number of shares of capital stock of the Company as of the Loan closing date, calculated on a fully-diluted as converted-to-common basis.

As further consideration for MRD’s investment of the $1 million pursuant to the Agreement, upon full disbursement, the Company agrees to transfer to MRD rights to its full Company Technology for utilization and development in the countries of Greater China, India, Pakistan, Switzerland, Austria, the Middle East and the Philippines. The terms of such a technology transfer are outlined in a Strategic Partnership Agreement entered into between MRD and the Company and made a part of the Agreement.

In connection with the Agreement, the Company has entered into ancillary and related documents including: (i) Investor Rights and Stockholder Agreement; (ii) Convertible Promissory Note; (iii) Warrant; (iv) Certificate of Designation; (v) Security Agreement, and (vi) Strategic Partnership Agreement, all of which are provided as exhibits to this Current Report on 8-K.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 Stock Purchase and Loan Option Agreement (SPOLA) dated May 30, 2005.
10.2 Convertible Promissory Note (Exhibit A to SPOLA).
10.3 Warrant I (Exhibit B to SPOLA)
10.4 Certificate of Designation (Exhibit C to SPOLA).
10.5 Investor Rights and Stockholder Agreement (Exhibit D to SPOLA).
10.6 Security Agreement (Exhibit E to SPOLA)
10.7 Strategic Partnership Agreement (Exhibit G to SPOLA)

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MR3 Systems, Inc.

By:	/s/ William C. Tao
William C. Tao Chief Executive Officer

Date: June 17, 2005